Exhibit 99.1

KKR to Acquire Avoca Capital

Expands European Credit Business

NEW YORK, LONDON and DUBLIN, October 18 - KKR & Co. L.P. (NYSE: KKR), a leading global investment firm, today announced a transaction to acquire Avoca Capital, a leading European credit investment manager with approximately $8 billion in assets under management.  Financial terms of the transaction were not disclosed.

Founded in 2002, Avoca has a long track record as one of the leading investment firms in the European leveraged credit markets. Avoca invests across five strategies — European loans and bonds, credit opportunities, long/short credit, convertible bonds and structured and illiquid credit. The Avoca platform has experienced strong inflows in recent years as institutional investors seek access to credit asset classes with a focus on attractive returns and downside protection.

Henry Kravis and George Roberts, Co-Founders and Co-CEOs of KKR, stated: “We believe the European credit space offers significant opportunity.  To date we have built our European credit business focused on originated credit opportunities such as private credit and special situations, providing $2 billion of capital in just the last two years to European companies.  Avoca has a very strong track record, an entrepreneurial management team and excellent capabilities that are complementary to ours in European senior and liquid credit.  This acquisition will enable us to expand our credit platform to offer a full spectrum of credit opportunities globally for our clients.”

Alan Burke and Dónal Daly, co-founders of Avoca, stated: “European credit markets are likely to grow significantly over the decade ahead as banks deleverage and take time to rebuild their capital bases.  This transaction creates a broad based credit business that will be at the forefront of the developments in European credit markets in the years to come. We are very excited by the enhanced opportunities the transaction will bring for the Avoca team and its clients. “

As European banks have shifted assets to comply with Basel III regulations on capital and leverage, alternative capital providers that are able to make longer term investments are providing financing to European companies while providing institutional investors with the returns they need to pay their pension and insurance obligations.

Upon closing the transaction, KKR will have approximately $28 billion in credit assets in its multi-strategy credit platform operating globally in San Francisco, New York, Dublin, London and Sydney.  The combined European credit business will have approximately 80 people on the ground and €8bn ($11bn) of European credit assets ranging across the entire capital structure in credit from senior loans to long short credit, structured credit, mezzanine, special situations and convertible bonds.

Alan Burke, Avoca co-founder and CEO, will lead KKR’s European credit platform and together with Nat Zilkha will help drive the future growth of KKR’s global credit business.   Both Alan and Nat will report to Craig Farr, who has responsibility for  KKR’s global credit and capital markets businesses.  Dónal Daly, co-founder and Chairman of Avoca, will become a Senior Advisor to KKR at transaction close.

All Avoca employees in Dublin and London will join KKR on transaction close.  Investment teams and processes for both KKR and Avoca, including the portfolio management of the respective firms’

strategies, will remain unchanged by the transaction.  Avoca’s Dublin office will remain a core part of the combined franchise. The transaction, which is subject to customary regulatory approvals, is expected to close in the first quarter of 2014.

About KKR

Founded in 1976 and led by Henry Kravis and George Roberts, KKR is a leading global investment firm with $83.5 billion in assets under management as of June 30, 2013. With offices around the world, KKR manages assets through a variety of investment funds and accounts covering multiple asset classes. KKR seeks to create value by bringing operational expertise to its portfolio companies and through active oversight and monitoring of its investments. KKR complements its investment expertise and strengthens interactions with fund investors through its client relationships and capital markets platform. KKR & Co L.P. is publicly traded on the New York Stock Exchange (NYSE: KKR), and “KKR,” as used in this release, includes its subsidiaries, their managed investment funds and accounts, and/or their affiliated investment vehicles, as appropriate.

About Avoca Capital

Avoca Capital is a leading European credit investment manager with €6bn/$8bn of assets under management. The partner owned firm was founded in 2002, is based in Dublin and London and employs 67 professionals.  Avoca has a long track record of being one of the top performing investment firms in the European sub-investment grade credit markets. Avoca’s clients include global pension funds, sovereign wealth funds, insurance companies, asset managers and private banks. Avoca Capital Holdings is regulated by the Central Bank of Ireland and subject to limited regulation by the Financial Conduct Authority.

KKR

KKR Investors

Craig Larson
 +1 877-610-4910 (US) +1 212-230-9410

(international), Investor-Relations@kkr.com

Media Inquiries

KKR New York
Kristi Huller, +1 212-230-9722
Kristi.Huller@kkr.com

London - RLM Finsbury
Edward Simpkins, +44 20-7251-3801

edward.simpkins@rlmfinsbury.com

Avoca

Avoca Investors

Kevin McMahon, +353 1-479-3116,

kevinmcmahon@avocacapital.com

Media Inquiries

Temple Bar Advisory

Alex Child-Villiers, +44 20-7002-1080,

alexcv@templebaradvisory.com

William Barker, +44 20-7002-1080,

williamb@templebaradvisory.com

Michael Turner, +44 20-7251-3801
michael.turner@rlmfinsbury.com